 Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SPS COMMERCE, INC.,

SWK TECHNOLOGIES, INC.

AND

SILVERSUN TECHNOLOGIES, INC.

TABLE OF CONTENTS

ARTICLE 1 PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS		1
1.1	Certain Definitions Relating to Transactions	1
1.2	Sale and Purchase of Acquired Assets	2
1.3	Excluded Assets	2
1.4	Assumed Liabilities	2
1.5	Excluded Liabilities	3
1.6	Unassignable Contracts	3

ARTICLE 2 PURCHASE PRICE AND ADJUSTMENT		3
2.1	Purchase Price	3
2.2	Payment of Initial Closing Purchase Price at Closing and Related Payments	3
2.3	Purchase Price Adjustment	4

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER		6
3.1	Organization and Good Standing	6
3.2	Capitalization	6
3.3	Authority and Authorization; Conflicts; Consents	6
3.4	Financial Statements and Undisclosed Liabilities.	7
3.5	Taxes	7
3.6	Litigation and Orders	8
3.7	Compliance with Law	8
3.8	Contracts	8
3.9	Certain Assets	10
3.10	Certain Accounts	10
3.11	Real Property	10
3.12	Environmental Matters	10
3.13	Intellectual Property	11
3.14	Insurance	12
3.15	Absence of Certain Events	12
3.16	Employee Benefits	14
3.17	Employees and Labor Relations	14
3.18	Certain Business Relationships	15
3.19	Brokers	15
3.20	Accounts Receivable	16
3.21	Powers of Attorney	16
3.22	Service Warranties	16
3.23	Suppliers and Customers	16
3.24	Absence of Certain Business Practices	16
3.25	Indebtedness	17
3.26	Computer Systems	17
3.27	Data and Privacy	17
3.28	Full Disclosure	18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		18
4.1	Organization and Good Standing	18
4.2	Authority and Authorization; Conflicts; Consents	18
4.3	Brokers	19

ARTICLE 5 CERTAIN COVENANTS		19
5.1	Certain Actions to Close Transactions	19
5.2	Further Assurances	19
5.3	Confidentiality and Publicity	19

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5.4	Employee Matters	20
5.5	Satisfaction of Unassumed Liabilities	21
5.6	Certain Tax and Unclaimed Property Matters	21
5.7	Covenant Not to Compete and Related Covenants	22
5.8	Items to Proper Party	22
5.9	Insurance and Insurance Proceeds	23
5.10	Maintenance of Existence	23
5.11	Collection of Acquired Receivables	23
5.12	Bulk Sales Laws	23
5.13	SEC and National Securities Exchange Requirements	23
5.14	Computer Leases	23

ARTICLE 6 CLOSING AND CLOSING DELIVERIES		24
6.1	Closing	24
6.2	Closing Deliveries by the Seller and Company	24
6.3	Closing Deliveries by Buyer	25

ARTICLE 7 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		25
7.1	Indemnification by the Seller and Company	25
7.2	Indemnification by Buyer	26
7.3	Certain Limitations and Other Matters Regarding Claims	26
7.4	Certain Survival Periods	27
7.5	Notice of Claims and Procedures	27
7.6	Escrow	29
7.7	Right of Set Off	29

ARTICLE 8 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		29
8.1	Notices	29
8.2	Expenses	30
8.3	Interpretation; Construction	30
8.4	Parties in Interest; No Third Party Beneficiaries	31
8.5	Governing Law	31
8.6	Jurisdiction, Venue and Waiver of Jury Trial	31
8.7	Entire Agreement; Amendment; Waiver	31
8.8	Assignment; Binding Effect	32
8.9	Severability; Blue Pencil	32
8.10	Counterparts	32
8.11	Disclosure Schedules	32

ARTICLE 9 CERTAIN DEFINITIONS		32

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Exhibits

Exhibit 1.1(a)(4)	Assumed Contracts
Exhibit 2.3(h)	Example Net Working Capital
Exhibit 3.8(b)(1)	Form Customer Agreements
Exhibit 3.8(b)(2)	Form Software License Agreement
Exhibit 6.2(a)	Bill of Sale, Assignment and Assumption Agreement
Exhibit 7.6	Escrow Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 26, 2019, by and among (i) SPS Commerce, Inc., a Delaware corporation (“Buyer”), (ii) SWK Technologies, Inc., a Delaware corporation (the “Seller”), and (iii) SilverSun Technologies, Inc., a Delaware corporation (“Company”). Article 9 contains definitions of certain capitalized terms.

Recitals

A.     Company owns all of the issued and outstanding capital stock of the Seller.

B.     The Seller, among other things, is engaged in the business of developing, selling, marketing, providing, distributing, supporting and implementing the MAPADOC intellectual property and related services (the “Business”).

C.     Each Party desires that the Seller sell, convey, transfer and assign, and Buyer purchase, certain assets of the Seller related to the Business, and that Buyer assume certain liabilities of the Seller related to the Business, upon and subject to the terms herein.

Agreement

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:

ARTICLE 1
PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS

1.1     Certain Definitions Relating to Transactions. For purposes of this Agreement, the following definitions apply:

(a)     Acquired Assets Defined. “Acquired Assets” means the assets, properties, rights, claims, business operations, franchises and privileges used or held for use with respect to the Business of every kind and nature whatsoever (tangible, intangible or mixed) and wherever located, as set forth below. “Acquired Assets” does not mean any Excluded Asset. The Acquired Assets are comprised solely of the following:

(1)     all goodwill related to the Business;

(2)     all merchandise, supplies (including office supplies and advertising and promotional materials), raw materials, work-in-process and other inventory related to the Business;

(3)     all accounts receivable (including any notes receivable or retainage) related to the Business (collectively, “Accounts Receivable”);

(4)     subject to Section 5.4, all Contracts related to the Business (regardless of whether the Seller is a party thereto), including each Contract listed in Exhibit 1.1(a)(4) (each Contract listed in Exhibit 1.1(a)(4), and only such a listed Contract, is an “Assumed Contract”);

(5)     all furniture, fixtures and equipment related to the Business, including computer hardware and software and information technology systems (and, for the avoidance of doubt, other than the Seller’s servers not specifically utilized in the operation of the Business, phone system, CRM system or any other Excluded Asset);

(6)     all Intellectual Property related to the Business, including the name “MAPADOC” and domain names and customer data related to the Business;

(7)     all rights of the Seller under any indemnity, representation, warranty or guarantee by any third party related to the Business (including any manufacturer, supplier or other transferor of any Acquired Asset or any product or service that the Seller received and including all related rights under any insurance policy or coverage of or regarding any such third party);

(8)     all customer, supplier and service provider lists, price lists, sales history, support history and similar information related to the Business, all other contact information, mailing lists and similar files related to the Business and all other books, reports, databases, information and other Records related to the Business;

(9)     all telephone numbers (including cellular telephone numbers), fax numbers, e-mail addresses, postal addresses and postal boxes related to the Business;

(10)     all checks, drafts and similar instruments of payment from third parties or that Buyer subsequently obtains in its operation of the Business or any of the Accounts Receivable;

(11)     all prepaid utilities, prepaid rents, prepaid costs and expenses, advance payments and other prepayments, security deposits and other deposits, prepaid property Taxes and other similar assets and amounts related to the Business paid by or on behalf of the Seller; and

(12)     except as otherwise expressly stated herein, all rights with respect to causes of action, rights of recovery, rights of set-off, warranty claims, refunds, credits and other rights in respect of undertakings of third parties, Encumbrances and other claims related to the Business.

(b)     Excluded Assets Defined. “Excluded Assets” means each asset of the Seller that is not an Acquired Asset.

(c)     Assumed Liability Defined. “Assumed Liability” means each liability or obligation of the Seller that is scheduled to be performed after Closing under the terms of an Assumed Contract, other than any such liability or obligation that arises out of, relates to or results from, directly or indirectly, any breach, tort, infringement or violation of Applicable Law at or before Closing.

(d)     Excluded Liability Defined. “Excluded Liability” means each Liability of the Seller that is not an Assumed Liability.

1.2     Sale and Purchase of Acquired Assets. Under and subject to the terms of this Agreement, the Seller hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases from the Seller, all of the Seller’s right, title and interest in and to each Acquired Asset.

1.3     Excluded Assets. No Excluded Asset will be sold, conveyed, transferred or assigned to Buyer.

1.4     Assumed Liabilities. Under and subject to the terms of this Agreement (including Section 1.5), Buyer hereby assumes and agrees to pay, perform and satisfy when due all of the Assumed Liabilities.

1.5     Excluded Liabilities. Except for the Assumed Liabilities, Buyer will not assume or be liable or obligated for, and the Seller will remain liable and obligated for and will pay, perform and satisfy when due, each other Liability of the Seller. The sale, conveyance, transfer, assignment and purchase of the Acquired Assets does not include the assumption of any Liability related to any Acquired Asset, except to the extent Buyer expressly assumes such Liability under Section 1.4 (if at all). Without limiting the generality of the foregoing and notwithstanding any other term herein, the Assumed Liabilities will not include any Liability that would not have existed had each representation and warranty in this Agreement of the Seller and Company been true, correct and complete when given.

1.6     Unassignable Contracts. Notwithstanding anything herein to the contrary, if (a) any Assumed Contract is not capable of being sold, conveyed, transferred or assigned in the absence of the approval, consent or waiver of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation or creating any Encumbrance, other than a Permitted Encumbrance, under, such Assumed Contract) and (b) all necessary approvals, consents or waivers of any such other Person (including any party to such Assumed Contract) have not been obtained at or before Closing, then (1) Buyer hereby assumes and agrees to pay, perform and satisfy when due the Liabilities of the Seller under such Assumed Contract (but not such Assumed Contract itself) to the extent that such Liabilities would otherwise be an Assumed Liability, (2) the rights and benefits of the Seller under such Assumed Contract or resulting therefrom (but not such Assumed Contract itself), to the extent that such rights and benefits would otherwise be an Acquired Asset, are hereby sold, conveyed, transferred and assigned to Buyer and (3) after Closing, the Seller will, at the Seller’s expense, use its commercially reasonable efforts to assist Buyer in attempting to obtain such necessary approvals, consents or waivers and will promptly execute all documents reasonably requested or necessary to complete such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer if such approvals, consents or waivers are obtained. If, with respect to any such Assumed Contract, such necessary approvals, consents or waivers are not obtained and such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer is not completed, then the Seller and Buyer will negotiate in good faith to determine and enter into replacement arrangements such that the Parties are situated as close as is reasonably possible to circumstances (financially and all other) as they otherwise would be had such sale, conveyance, transfer and assignment been completed.

ARTICLE 2
PURCHASE PRICE AND ADJUSTMENT

2.1     Purchase Price. Upon and subject to the terms herein, Buyer will pay to the Seller the amount of $11,500,000.00 (the “Initial Closing Purchase Price”), as such amount is adjusted pursuant to the terms herein. The Initial Closing Purchase Price, as adjusted pursuant to any term herein, is the final purchase price for the Acquired Assets and is referred to herein as the “Purchase Price.”

2.2     Payment of Initial Closing Purchase Price at Closing and Related Payments. Upon and subject to the terms herein, at Closing and on the Closing Date, Buyer will pay the Initial Closing Purchase Price as follows:

(a)     Buyer will deposit into escrow with the Escrow Agent the amount of $1,150,000.00 (the “Escrow Amount”), to be held by the Escrow Agent pursuant to the terms hereof and the Escrow Agreement;

(b)     Buyer will pay in full, on the Seller’s behalf, each of the obligations necessary to cause the release of each Encumbrance to be released at Closing, as contemplated in Section 6.2(e), each pursuant to the Payoff Letter from the holder of such Encumbrance; and

(c)     Buyer will pay to the Seller the remaining balance of the Initial Closing Purchase Price (after taking the actions in the preceding clauses of this Section 2.2), by wire transfer of immediately available funds to an account that the Seller designates in writing at least two Business Days before the Closing Date.

2.3     Purchase Price Adjustment.

(a)     Buyer’s Preparation of the Statement. Within 90 days after the Closing Date, Buyer will prepare and deliver to the Seller a statement (the “Statement”) setting forth, in reasonable detail, Buyer’s determination of Net Working Capital. The Seller will assist Buyer and its representatives in all reasonable respects in preparing the Statement and will give Buyer and its representatives reasonable access at all reasonable times to the personnel, properties, books and records of the Seller and its Affiliates for such purpose and the other matters in this Section 2.3. Such 90-day period will be extended, to the extent of any unreasonable delay by the Seller in providing such assistance or access. The final determination of Net Working Capital pursuant to this Section 2.3 is “Final Net Working Capital.”

(b)     The Seller’s Response to the Statement. The Net Working Capital in the Statement will become final and binding upon the Parties (and become Final Net Working Capital) 30 days after Buyer gives the Statement to the Seller, unless the Seller gives written notice, in reasonable detail, of its disagreement (a “Notice of Disagreement”) to Buyer before the end of such 30-day period. The Seller may give a Notice of Disagreement only if (1) assuming all of the Seller’s assertions therein were sustained, the Purchase Price would be higher than if the Seller had not given such Notice of Disagreement to Buyer and (2) such Notice of Disagreement states the Seller’s determination of Net Working Capital. The only disagreements that may be stated in a Notice of Disagreement are those that relate to any claimed inconsistencies between the principles used in preparing the Statement and the principles used in the calculation of Target Net Working Capital as shown in Exhibit 2.3(h) or errors in mathematical computation. Notwithstanding anything to the contrary in this Section 2.3, no disagreement in a Notice of Disagreement may relate to the principles used in preparing the Statement or the calculation of Target Net Working Capital as long as such principles are also consistently applied to determine Net Working Capital. If the Seller gives a valid Notice of Disagreement before the end of such 30-day period stated above, then Final Net Working Capital (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.3(c).

(c)     Resolving Matters in Notice of Disagreement. During the 30-day period after a valid Notice of Disagreement is given, the Seller and Buyer will attempt in good faith to resolve in writing any differences that they have regarding any item in such Notice of Disagreement. If, at the end of such 30-day period, the Seller and Buyer have not reached agreement on all such items, then either Party may require that the items that remain in dispute be promptly submitted to a national or regional public accounting firm (the “Arbitrator”) for review and resolution. The Arbitrator will be a national or regional public accounting firm agreed upon by the Parties in writing; provided that the Arbitrator will not be an accounting firm used by either the Seller or Buyer (or any of either’s Affiliates) within the preceding three years for audit or valuation purposes. If the Parties cannot agree upon an Arbitrator within 15 Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four potential Arbitrators remaining after the Seller nominates three, Buyer nominates three, and the Seller and Buyer each eliminate one potential Arbitrator from the other’s nominations; provided that each public accounting firm nominated by a Party must be a national or regional public accounting firm that has not been engaged by such Party (or any of such Party’s Affiliates) within the preceding three years for audit or valuation purposes. The Arbitrator will determine procedures for such arbitration, subject to the terms hereof. The Arbitrator will only consider the items that remain in dispute. The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator. The Arbitrator will determine Final Net Working Capital solely based on submissions made by the Seller and Buyer consistent with the terms hereof (and not by independent review). The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by either the Seller or Buyer nor less than the lesser value for such item claimed by either of such Parties.

(d)     Allocation of Fees and Expenses. The Seller and Buyer will each pay its own fees and expenses regarding such arbitration and half of the fees and expenses of the Arbitrator.

(e)     Adjustment to Purchase Price Based on Final Net Working Capital. The Purchase Price will be, and automatically will be adjusted to be, the Initial Closing Purchase Price, (1) increased by the entire amount, if any, by which Final Net Working Capital exceeds Target Net Working Capital, if Final Net Working Capital exceeds Target Net Working Capital by $5,000.00 or more or (2) decreased by the entire amount, if any, by which Final Net Working Capital is less than Target Net Working Capital, if Final Net Working Capital is less than Target Net Working Capital by $5,000.00 or more. However, if no such adjustment is required pursuant to this Section 2.3(e), then the Purchase Price will equal the Initial Closing Purchase Price.

(f)     Reconciliation Payment. Within five Business Days after Final Net Working Capital becomes final and binding on the Parties, the following will occur (with the payments in this Section 2.3(f) below being made by wire transfer of immediately available funds):

(1)     if the Initial Closing Purchase Price (as paid at Closing) is less than the Purchase Price (as adjusted, if at all, under Section 2.3(e)), then Buyer will pay to the Seller the amount of such difference, without interest; or

(2)     if the Initial Closing Purchase Price (as paid at Closing) is more than the Purchase Price (as adjusted, if at all, under Section 2.3(e)), then the Seller will pay to Buyer the amount of such excess, without interest.

However, if the Initial Closing Purchase Price (as paid at Closing) equals the Purchase Price (as adjusted, if at all, under Section 2.3(e)), then no payment will be made under this Section 2.3(f).

(g)     Target Net Working Capital Defined. “Target Net Working Capital” means the amount of $(82,000).

(h)     Net Working Capital Defined. “Net Working Capital” means an amount equal to (x) accounts receivable (less any normal reserve for bad debt and any unapplied customer payments), any prepaids and any work in process (or “WIP”), minus (y) accounts payable, deferred revenue and customer deposits (upfront prepayments), in each case determined as of the Effective Time and in accordance with GAAP and the principles used in the calculation of Target Net Working Capital. Exhibit 2.3(h) shall serve as an example and in no event will any amounts set forth on it be binding in connection with the determination of Final Net Working Capital.

(i)     Prorated Item Reconciliation. In addition to the foregoing matters in this Article 2, the Seller and Buyer will prorate, as of the Effective Time, based on the number of days elapsed in the applicable period, all Prorated Items (“Prorated Item” means: (A) prepaid cost or expense based on a period of time; or (B) charge or payment based on a period of time of performance or possession under any lease, service Contract, maintenance Contract, marketing or advertising Contract or similar Contract). Within five Business Days after Final Net Working Capital becomes final and binding upon the Parties,

Buyer will pay to the Seller or the Seller will pay to Buyer (as applicable) the amount necessary to allocate the Prorated Items between the Seller and Buyer under this Section 2.3(i) such that each has paid its pro rata share thereof. Such payment will be made, without interest, by wire transfer of immediately available funds.

(j)     Allocation of Purchase Price. Each Party will allocate the Purchase Price in accordance with Applicable Law (including that each Party will cause each of its applicable Affiliates to do so).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

The Seller and Company, jointly and severally, hereby represent and warrant to Buyer as follows:

3.1     Organization and Good Standing. The Seller is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware. The Seller is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, with each such jurisdiction being listed in Schedule 3.1 except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. The Seller has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted. The Seller has delivered to Buyer a true, correct and complete copy of the Seller’s Organizational Documents. Schedule 3.1 lists the officers and directors of (or any person holding a similar position with) the Seller. The Seller is not in default under or in violation of any provision of its Organizational Documents.

3.2     Capitalization. Schedule 3.2 lists (a) all equity holders of the Seller and all equity interests of the Seller held by each of them, and (b) the equity interests held by the Seller, directly or indirectly, in any other Person.

3.3     Authority and Authorization; Conflicts; Consents.

(a)     Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Company, the Seller or any of their Affiliates have been duly authorized and approved by all necessary corporate or limited liability company (if and as applicable) action with respect to Company, the Seller and each such Affiliate, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Buyer and its applicable Affiliates of this Agreement and each Ancillary Document of Buyer or any of its Affiliates, this Agreement is, and each Ancillary Document of Company, the Seller or any of their Affiliates at Closing will be, the legal, valid and binding obligation of Company, the Seller and each such applicable Affiliate, enforceable against Company, the Seller and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Company, the Seller and each such applicable Affiliate has all requisite corporate or limited liability company (if and as applicable) power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Company, the Seller or each such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by Company, the Seller and each such applicable Affiliate.

(b)     Conflicts. Except as listed in Schedule 3.3(b), neither the execution nor delivery by Company or the Seller of this Agreement or by Company, the Seller or any Affiliate of Company or the Seller of any Ancillary Document nor consummation by Company, the Seller or any Affiliate of Company or the Seller of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Company, the Seller or any of their Affiliates; (2) violate any Applicable Law or Order; (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Seller to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to any Acquired Asset, Assumed Liability or the Business or result in the creation of any Encumbrance under, any Contract to which Company or the Seller is a party or by which any asset of Company or the Seller is bound; or (4) give rise to any limitation, restriction or adverse effect on Buyer’s ability to conduct its business (including the Business) after Closing (including the revocation or other termination of any Permit).

(c)     Consents. Except as listed in Schedule 3.3(c), no consent or approval by, notification to or filing with any Person is required in connection with Company’s, the Seller’s or any of their Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of Company, the Seller or any Affiliate of either of them or Company’s, the Seller’s or any such Affiliate’s consummation of the transactions contemplated herein or therein. “Consent” means each consent, approval, notice or filing listed in Schedule 3.3(c).

3.4     Financial Statements and Undisclosed Liabilities.

(a)     Financial Statements Defined. Schedule 3.4(a) contains a true, correct and complete copy of the following:

(1)     the unaudited, internally prepared annual profit and loss statements of the Business for the fiscal year ended on December 31, 2018 (the “Annual Financial Statements”); and;

(2)     the unaudited, internally prepared profit and loss statements of the Business for the six-month period ended on June 30, 2019 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)     Financial Statements and Records. The Financial Statements were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, are consistent with the Records of the Company, are true, correct and complete, and fairly and accurately present, in all material respects, the assets, liabilities and financial condition of the Business at their respective dates and the results of operations of the Business for the respective periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate, and would be of a normal and recurring type). The financial Records of the Business, all of which the Seller has made available to Buyer, are true, correct and complete and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(c)     Undisclosed Liabilities. The Business has no Liability (and there is no reasonable basis for any present or future Proceeding against the Business giving rise to any Liability), except for any Liability (1) listed in Schedule 3.4(c), (2) that has arisen in its Ordinary Course of Business since June 30, 2019 (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law) or (4) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein.

3.5     Taxes. The Seller has filed or caused to be filed on a timely basis all Tax Returns that are due or that were required to be filed, in each case pursuant to Applicable Law. All Tax Returns filed by the Seller are true, correct and complete in all material respects. The Seller has paid all Taxes that have become due or has made full provision for the payment of all

Taxes of the Seller with respect to all Tax periods that include any period of time on or before the Closing Date, including all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. There is no Encumbrance on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax. The Seller has not received notice of any audit or proposed deficiencies from the IRS or any other taxing authority. No claim has ever been made by any Governmental Authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to Tax by such jurisdiction. Neither the IRS nor any other taxing authority is now asserting or, to Company’s and the Seller’s Knowledge, threatening to assert against the Seller any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Seller. The Seller has never been a party to any Tax allocation or sharing arrangement. The Seller has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.6     Litigation and Orders. Except as listed in Schedule 3.6, (a) there is no claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator) or other Proceeding pending or, to Company’s and the Seller’s Knowledge, Threatened against the Seller or to which the Seller is a party or that is reasonably expected to adversely affect any Acquired Asset, Assumed Liability or the Business and (b) the Seller is not subject to any Order. No Proceeding or Order has had or is reasonably likely to have a Material Adverse Effect on the Business or will materially and adversely affect Company’s or the Seller’s ability to consummate the transactions contemplated herein. The Seller is not in default or other violation with respect to any Order. Except as listed in Schedule 3.6, to Company’s and the Seller’s Knowledge, there is no reasonable reason to believe that any Proceeding or Order may be brought or Threatened against the Seller or that there is any reasonable basis therefor.

3.7     Compliance with Law. At all times since January 1, 2014, the Seller has been operated in compliance in all material respects with all Applicable Laws (including those relating to (1) maintaining Permits required of the Seller to conduct its business, (2) pollution or protection of the environment and (3) occupational health, welfare and safety), except as listed in Schedule 3.7. No notice has been received by Company or the Seller since January 1, 2014 from any Governmental Authority alleging that the Seller is not or was not in compliance in any material respect with any Applicable Law. The Seller possesses and is in compliance in all material respects with each Permit necessary for the Seller to own, operate and use its assets and conduct its business. The Seller has delivered to Buyer a true, correct and complete copy of each such Permit, and each such Permit is listed in Schedule 3.7.

3.8     Contracts.

(a)     Exhibit 1.1(a)(4) is a true, correct and complete list of the following Contracts related to the Business (each Contract so listed or required to be so listed being a “Major Contract”) and, to the extent that a Major Contract is oral, one of such Exhibits contains an accurate description thereof, and each Major Contract is listed under a heading in such Exhibit that corresponds with the applicable clause among the following to which such Major Contract relates:

(1)     each Contract with any employee regarding any employment, severance, deferred compensation, retention incentive or change-of-control;

(2)     each covenant not to compete that restricts in any respect the operation of the business of the Seller or that provides any benefit to the Seller;

(3)     each operating lease (as lessor or lessee) of tangible personal property;

(4)     each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course of Business of the Business);

(5)     each Contract regarding any management, personal service or consulting or other similar type of Contract (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Seller without any Liability to the Business, except Liability with respect to services rendered before the termination thereof);

(6)     each Contract for the purchase by the Business of any supply or product (except those entered into in its Ordinary Course of Business on an order-by-order basis where the amount thereof is less than $2,000.00 per Contract);

(7)     each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, the Seller or any sale-leaseback arrangement pertaining to any real property or to equipment;

(8)     each Contract under which the Seller is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;

(9)     each Contract under which the Seller has advanced or loaned any other Person related to the Business amounts for such Person exceeding $2,000.00;

(10)     each outstanding power of attorney with respect to the Business;

(11)     each lease or sublease (whether as lessor or lessee) for the use or occupancy of real property;

(12)     each Contract requiring the Seller to reimburse any maker of a letter of credit or banker’s acceptance;

(13)     each partnership, joint venture or similar Contract related to the Business;

(14)     each Contract with any Affiliate of (A) the Seller or (B) any officer, director, governor or manager of (or any person holding a similar position with) the Seller;

(15)     each Contract with any referral source for, or distributor, broker or reseller of, any product or service offered by the Seller in connection with the Business;

(16)     each Contract for any advertising or promotional service or website design or hosting;

(17)     each Contract containing any form of most-favored provision in favor of any supplier or customer of the Business;

(18)     each Contract for the sale of any product or service offered by the Business; and

(19)     each other Contract not entered into in the Ordinary Course of Business of the Business.

(b)     The Seller has delivered to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate description of the terms thereof is included in Exhibit 1.1(a)(4)). Except as listed in Schedule 3.8(b), each current customer of the Seller related to the Business has executed an agreement in substantially the form of one of the form customer agreements attached hereto as Exhibit 3.8(b)(1). Each current customer of the Seller related to the Business has executed an agreement in the form attached hereto as Exhibit 3.8(b)(2). With respect to each Assumed Contract, (1) such Assumed Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Seller and, to Company’s and the Seller’s Knowledge, against each other party thereto, and such Assumed Contract will continue to be so legal, valid, binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) on identical terms upon the consummation of the transactions contemplated herein, (2) the Seller is not and, to Company’s and the Seller’s Knowledge, no other party thereto is in material breach of or default under such Assumed Contract and no party thereto has given to any other party thereto notice alleging that such a breach or default occurred, (3) no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Assumed Contract or of any material right or Liability thereunder, (4) the Seller has not waived any material right under such Assumed Contract, (5) no party to such Assumed Contract has terminated, modified, accelerated or canceled such Assumed Contract or any material right or Liability thereunder or communicated such party’s desire or intent to do so, (6) the Seller has not received any prepayment under such Assumed Contract for any service that has not been fully performed or good that has not been supplied and (7) if the parties to such Assumed Contract are performing under terms that have expired by the express terms of such Assumed Contract, then Schedule 3.8(a) identifies such expiration and describes the material terms under which such parties continue to perform.

3.9     Certain Assets. The Seller has good and marketable title to, or a valid leasehold interest in or a valid license for, each asset that is personal property used by the Business, located on any of its premises, or as is otherwise necessary for the conduct of the Business as conducted and as presently proposed to be conducted, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since June 30, 2019 or as listed in Schedule 3.9(a). Each such asset is listed in Schedule 3.9(b). Each such asset that is personal property is free from defects (patent and latent), has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used and presently is proposed to be used.

3.10     Certain Accounts. Reserved.

3.11     Real Property. The Seller does not use exclusively for the conduct of the Business any land, buildings, structures or improvements. Except as disclosed on Schedule 3.11, no employee of the Business utilizes any office space.

3.12     Environmental Matters. The Seller has delivered to Buyer a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents of which Company or the Seller has Knowledge relating to the business of the Seller with respect to any Environmental Law. The Seller has obtained each Permit that it is or was required to obtain under any Environmental Law, and all of such Permits that are currently held by the Seller are listed in Schedule 3.12. The Seller is and always has been in compliance in all material respects with all Environmental Laws and the terms and conditions of all material Permits issued with respect to the Seller pursuant to any Environmental Law. No incident, condition, change, effect or circumstance with respect to the Seller has occurred or exists that could reasonably be expected to prevent or interfere with such material compliance by the Seller in the future, including any failure to make a timely application or submission for renewal of any such Permit.

3.13     Intellectual Property.

(a)     Schedule 3.13(a) lists all Intellectual Property related to the Business that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration.

(b)     The Seller owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to an Assumed Contract listed in Exhibit 1.1(a)(4)), the Intellectual Property used by the Business.

(c)     Except as listed in Schedule 3.13(c):

(1)     (A) the Seller has not received notice that any registered Intellectual Property has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Intellectual Property of the Seller is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to Company’s and the Seller’s Knowledge, no such Proceeding is Threatened;

(2)     the Seller has not received any written or oral charge, complaint, claim, demand or notice since January 1, 2014, alleging that any use, sale or offer to sell any good or service of the Seller interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Seller must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person; and

(3)     the Seller is not interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person, and, to Company’s and the Seller’s Knowledge, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of the Seller.

(d)     Each former and current employee and each Person that has developed or is developing Intellectual Property for the Seller is a party to a written Contract with the Seller that assigns to the Seller all rights to all inventions, improvements, discoveries and information relating to the Business, and the Seller has provided a true, correct and complete copy of each such Contract to Buyer and each such Contract is listed in Schedule 3.13(d). To Company’s and the Seller’s Knowledge, no former or current employee of the Seller is bound by any Contract (other than with the Seller) that restricts or limits the scope or type of work in which such employee may be engaged, places confidentiality restrictions on such employee or requires such employee to transfer, assign or disclose information concerning such employee’s work or any proprietary rights to any Person other than the Seller. To Company’s and the Seller’s Knowledge, no Person that has developed or is developing Intellectual Property for the Seller is bound by any Contract (other than with the Seller) that restricts or limits the scope or type of work in which such Person may be engaged by the Seller, places confidentiality restrictions on such Person or requires such Person to transfer, assign or disclose information concerning such Person’s work for the Seller or any proprietary rights of the Seller to any Person other than the Seller.

(e)     With respect to each issued or registered item of Intellectual Property, such Intellectual Property is: (1) in compliance with all applicable legal requirements (including: payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (2) valid and enforceable; and (3) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.

(f)     With respect to each trade secret of the Business (including each item of Intellectual Property that the Seller regards as a trade secret): (1) the documentation relating to such trade secret is current, accurate and is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; (2) the Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (3) to Company’s and the Seller’s Knowledge, such trade secret has not been used, divulged or appropriated either for the benefit of any Person (other than the Seller) or to the detriment of the Seller.

(g)     With respect to that certain Contract listed on Schedule 3.13(g), (1) the Seller did not make, conceive, reduce to practice or learn, either alone or with others, any Inventions (as defined such Contract) and (2) the Seller did not provide, assign or deliver any Inventions (as defined in such Contract) or any Intellectual Property of the Seller pursuant to such Contract.

3.14     Insurance. Schedule 3.14 lists the following information with respect to each insurance policy to which the Seller is or was at any time during the preceding three-year period a party or under which any of its assets, employees, officers, directors, managers or governors (in each such individual’s capacity as such) is or was at any time during such period a named insured or otherwise the beneficiary of coverage thereunder (each an “Insurance Policy”): (1) the name of the insurer, the name of the policyholder and the name of each covered insured; (2) the policy number and the period of coverage; and (3) an accurate description of all retroactive premium adjustments and other loss-sharing arrangements. Schedule 3.14 lists all self-insurance arrangements affecting the Seller and all obligations of the Seller to any other Person with respect to insurance (including such obligations under leases and service agreements).

3.15     Absence of Certain Events. Since December 31, 2018, (A) there has not been any Material Adverse Effect on the Business and (B) the Seller has been operated in its Ordinary Course of Business. Without limiting the generality of the foregoing, except as listed in Schedule 3.15, since December 31, 2018, the Seller did not do any of the following:

(a)     pledged or otherwise encumbered any equity interest or other security of the Seller;

(b)     (1) except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (2) made any capital expenditure or purchased or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $5,000.00 (individually or in the aggregate), licensed any intangible asset from any other Person, except non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software, leased any real property from any other Person or leased any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $2,000.00 (individually or in the aggregate)), (3) disclosed any confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure Contract or (4) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(c)     granted or had come into existence any Encumbrance on any material asset, other than (1) pursuant to a Major Contract listed in Exhibit 1.1(a)(4) or (2) any Permitted Encumbrance;

(d)     (1) became a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (3) agreed to maintain the financial condition of any other Person;

(e)     (1) incurred any indebtedness for borrowed money that will not be satisfied at Closing pursuant to a Payoff Letter, (2) made any loan, advance or capital contribution to, or investment in, any other Person or (3) made or pledged to make any charitable or other capital contribution;

(f)     (1) except in its Ordinary Course of Business, entered into any material Contract, or amended or terminated in any respect that is or was material and adverse to the Seller any material Contract to which the Seller is or was a party and that reasonably relates to the Business, or (2) waived, released or assigned any material right or claim under any such material Contract;

(g)     failed to prepare and timely file all Tax Returns with respect to the Seller required to be filed during such period or timely withhold and remit any employment Taxes with respect to the Seller;

(h)     (1) adopted or changed any material accounting method or principle used by the Seller, except as required under GAAP or the Code or (2) changed any annual accounting period;

(i)     failed to (1) keep intact the then-existing business organization related to the Business, (2) keep available to the Seller the then-existing officer and management-level employees of the Business or (3) preserve, and prevent any degradation in, the Seller’s relationship with any of its suppliers, customers or others having material business relations with the Seller;

(j)     (1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Employee Plan for the benefit or welfare of any individual involved in the Business, (2) entered into or amended any employment arrangement or relationship with any new or existing employee of the Business that had or will have the legal effect of any relationship other than at-will employment, (3) increased any compensation or fringe benefit of any director, officer or management-level employee of the Business or paid any benefit to any director, officer or management-level employee of the Business, other than pursuant to a then-existing Employee Plan and in amounts consistent with past practice, (4) granted any award to any director, officer or management-level employee of the Business under any bonus, incentive, performance or other Employee Plan (including the removal of any existing restriction in any Employee Plan or award made thereunder), (5) entered into or amended any collective bargaining agreement or (6) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee of the Business;

(k)     amended or changed, or authorized any amendment or change to, any of its Organizational Documents;

(l)     except in its Ordinary Course of Business, (1) paid, discharged, settled or satisfied any claim, obligation or other Liability (whether absolute, accrued, contingent or otherwise) or (2) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value; or

(m)     entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.

3.16     Employee Benefits.

(a)     Schedule 3.16(a) lists each Employee Plan. The Seller has delivered to Buyer with respect to each Employee Plan true, correct and complete copies of all current plan documents, all amendments thereto, any related trust agreements, insurance contracts or other funding arrangements, any current contracts with investment managers, recordkeepers or other service providers, all current summary plan descriptions and summaries of material modifications, the most recent annual reports (Form 5500 series), the most recent actuarial valuation report (if applicable), and the most recent IRS determination letter, where applicable. In any case where an Employee Plan does not have written plan documents, the Seller has delivered to Buyer a summary of all the material terms of the Employee Plan.

(b)     Each Employee Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Law. Neither the Seller nor any current or former ERISA Affiliate has, at any time since January 31, 2008, maintained or made any contributions to (or had any obligation to make contributions to) (i) any defined benefit pension plan or multiemployer pension plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) any multiple employer plan (as such term is defined in Section 3(37) of ERISA) or (iii) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). The Seller has satisfied all obligations applicable to the Seller or any of its ERISA Affiliates under section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any employee or former employee of the Seller (or any dependent or former dependent of such an employee or former employee) with respect to any qualifying event that has occurred on or before the Closing Date. Each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a current favorable determination letter (or is entitled to rely on the prototype plan sponsor’s opinion letter) from the IRS recognizing its tax-favored status, and nothing has occurred, whether by action or failure to act, that could adversely affect such Employee Plan’s qualified status.

3.17     Employees and Labor Relations.

(a)     Except as listed in Schedule 3.17(a), with respect to the Business: (1) the Seller has no present intention to terminate any employee’s employment, other than in connection with the transactions contemplated pursuant to this Agreement; (2) to the best of the Seller’s Knowledge, no employee of the Business is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such employee and any Person other than the Seller that is material to the performance of such employee’s employment duties or the Seller’s ability (or, after Closing, that will be material to Buyer’s ability) to conduct the Business; (3) there is no collective bargaining agreement or relationship with any labor organization; (4) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (5) no union organizing or decertification effort exists or has occurred since January 1, 2014 or is Threatened and no circumstance reasonably likely to result in any of the foregoing exists; (6) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2014 or, to Company’s and the Seller’s Knowledge, is Threatened; (7) there is no workers’ compensation Liability, experience or matter that will or is reasonably likely to materially and adversely affect the Seller or Buyer (other than as is accrued in the Interim Financial Statements); (8) there is no employment-related Proceeding pending or Threatened regarding an alleged violation or breach by the Seller (or any of its managers, officers, governors or directors) of any Applicable Law or Contract; and (9) no employee or agent of the Seller has committed any act or omission giving rise to any material Liability for any violation or breach by the Seller (or any of its managers, officers, governors or directors) of any Applicable Law or Contract.

(b)     Schedule 3.17(b) lists, as of the date stated in such Schedule, the name, position, classification of each employee as exempt/nonexempt and full-time/part-time (with full-time being any employee regularly scheduled to work 30 or more hours per week), base compensation (including any awards under any bonus, incentive, performance or other compensation Employee Plan and any fringe benefit or other benefit) and, for calendar year 2018, total compensation for each employee of the Seller directly associated with the Business. No such employee has communicated to the Seller any intention to terminate such employee’s employment with the Seller.

(c)     With respect to the transactions contemplated herein, any notice required under any Applicable Law or collective bargaining agreement with respect to any employee has been given, and all bargaining obligations with any employee representative have been, or before Closing will be, satisfied. The Seller has not implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law.

(d)     The Seller has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Seller directly associated with the Business with respect to whom such form is required under Applicable Law. The Seller has not received any notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States. For each employee of the Seller whose social security number (or purported social security number) that has appeared on any “no-match” notification from the Social Security Administration, such employee or the Seller has resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number).

(e)     All Persons directly associated with the Business performing services for the Business who are classified and treated as independent contractors, consultants or in a similar capacity qualify as independent contractors and not as employees under Applicable Laws.

(f)     Each Transferred Employee is a party to a written Contract with the Seller that includes non-solicitation provisions binding such Transferred Employee, and the Seller has provided a true, correct and complete copy of each such Contract to Buyer.

3.18     Certain Business Relationships. Except as listed in Schedule 3.18, no Restricted Person (regardless of the capacity of such Person, including as an individual or trustee) (a)  has been involved in any business arrangement or relationship (including as a party to a Contract) with the Seller at any time since January 1, 2014, (b) owns, licenses or leases any material asset used in the Business or (c) owns, directly or indirectly, any interest in any Person that competes with the Seller; provided, however, that nothing herein prohibits a Restricted Person from owning or holding less than 1% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market. For purposes of this Section 3.18, “Restricted Person” shall mean (1) any Affiliate of the Seller or any equity holder of the Seller or any equity holder of the Seller’s Affiliates; (2) any governor, director, manager or officer of the Seller or of any Affiliate of the Seller or of any equity holder of the Seller or of any equity holder of the Seller’s Affiliates; or (3) any immediate family member of any equity holder of the Seller or of any such governor, director, manager or officer. For purposes of this Section 3.18 neither Company nor any affiliate of Company (that is not also an affiliate of the Seller) will be deemed to be an Affiliate of the Seller.

3.19     Brokers. Neither Company nor the Seller has any obligation or other Liability to any broker, finder or similar intermediary that would cause Buyer to become liable for payment of any fee or expense with respect thereto.

3.20     Accounts Receivable. All Accounts Receivable of the Business that are reflected on the accounting records of the Seller as of Closing will represent at Closing valid obligations arising from sales actually made or services actually performed in its Ordinary Course of Business. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business of the Seller, under any Assumed Contract with any obligor of any such Accounts Receivable regarding the amount or validity of such Accounts Receivable. Schedule 3.20 lists such Accounts Receivable as of June 30, 2019, including the aging of such Accounts Receivable and the corresponding reserve as of June 30, 2019. Unless paid before Closing, such Accounts Receivable are and will be as of Closing current and fully collectible within 30 days after Closing, net of the respective reserves shown on the Interim Financial Statements.

3.21     Powers of Attorney. There is no outstanding power of attorney with respect to the Seller.

3.22     Service Warranties. Each service performed by the Seller is and was at all times when such actions occurred in material conformance with all applicable Contractual obligations, including all applicable express and implied warranties. The Seller has no any Liability (and there is no reasonable basis for any Proceeding against the Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Schedule 3.22 contains copies of the standard terms and conditions for services of the Seller (including applicable guarantee, warranty and indemnity provisions). No service performed by the Seller is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in such Schedule.

3.23     Suppliers and Customers.

(a)     Largest Suppliers and Customers. Schedule 3.23(a) lists the 15 largest suppliers by dollar volume (listing the dollar volume for each) of products and services to the Seller, taken as a whole, and the 25 largest customers by dollar volume (listing the dollar volume for each) of products and services of the Seller, taken as a whole, in each case for the 12-month period ended on June 30, 2019. The Seller has not received any communication indicating that, and, to Company’s and the Seller’s Knowledge, there are no circumstances indicating that, any such supplier or customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Seller. To Company’s and the Seller’s Knowledge, the consummation of the transactions contemplated herein will not adversely affect in any material manner the Seller’s business relationship with any such supplier or customer.

(b)     Trade Allowances and Other Discounts. Schedule 3.23(b) lists each trade allowance, trade in, billback, rebate, discount or similar program of or for the Business for the benefit of or with any supplier or customer of the Seller, regardless of whether there exists any Liability to make or receive any payment thereunder.

(c)     List of Customers. Schedule 3.23(c) lists any customer of products and services of the Business during the six months prior to the Effective Time and listed beside each customer is the mailing address, telephone number, email address, and contact name for such customer.

3.24     Absence of Certain Business Practices. Neither the Seller nor any Person acting (or purportedly acting) for the benefit of the Seller has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Business that (a) reasonably could subject the Seller or any other Person to any Proceeding, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected the Business, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect Buyer or the Business or subject the Business or any other Person to any Proceeding or (d) was for the purpose of obtaining or retaining any business or any other business advantage. All transactions of the Seller have been fairly, accurately and completely recorded in its books and records. “Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.

3.25     Indebtedness. Except for Indebtedness listed in Schedule 3.25, the Seller has no Indebtedness outstanding on the date hereof, the Seller will not have any Indebtedness outstanding on the Closing Date.

3.26     Computer Systems.

(a)     Platform Description and Documentation. Schedule 3.26(a) lists all material Proprietary Information Technology Systems and other material Computer Systems that are being used by the Business. The documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System (i) has resided in East Hanover, New Jersey or Livingston, New Jersey at all times and has never been escrowed, (ii) has not been developed or modified by any Person outside the United States, and (iii) are complete in all material respects and sufficient to permit the Business to support and maintain the products and services of its business as now conducted. Each Computer System used by the Business substantially conforms to the Business’s current functional requirements and such Computer System’s design specifications, documentation and other specifications and does and will perform substantially in accordance with the foregoing. “Proprietary Information Technology System” means a Computer System (or portion of Computer System) that the Business (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing. “Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by the Business in the conduct of its business.

(b)     Protection. The Business has taken all actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by the Business of any of its Computer Systems.

(c)     Reliability. No Computer System has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months that has caused any substantial disruption or interruption in or to the use of any Computer System.

3.27     Data and Privacy. Schedule 3.27 contains a true, correct and complete copy of each privacy policy that has been used by or on behalf of the Seller regarding the collection or use of information about any other Person and the dates that each such policy was in effect. The Seller has complied with all such policies and with all Applicable Laws pertaining to data, the collection and use of data, personally identifiable information and bulk commercial faxes and e-mail (including SPAM). The Seller has the right (and upon consummation of the transactions contemplated herein Buyer will have the right) to use all of the information in each of its databases.

3.28     Full Disclosure. To the Seller’s Knowledge and to Company’s Knowledge, as applicable, the representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements and information in this Article 3 not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Company and the Seller as follows:

4.1     Organization and Good Standing. Buyer is a duly organized and validly existing corporation in good standing under the laws of Delaware. Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein. Buyer has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.2     Authority and Authorization; Conflicts; Consents.

(a)     Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer or any Affiliate of Buyer have been duly authorized and approved by all necessary corporate action with respect to Buyer and each such Affiliate, and each such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by Company, the Seller and their applicable Affiliates of this Agreement and each Ancillary Document of Company, the Seller or any of their Affiliates, this Agreement is, and each Ancillary Document of Buyer or any of its Affiliates at Closing will be, the legal, valid and binding obligation of Buyer and each such applicable Affiliate, enforceable against Buyer and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation. Buyer and each such applicable Affiliate has all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer or such applicable Affiliate and to consummate the transactions contemplated herein and therein to be consummated by Buyer and each such applicable Affiliate.

(b)     Conflicts. Neither the execution nor delivery by Buyer of this Agreement or by Buyer or any Affiliate of Buyer of any Ancillary Document nor consummation by Buyer or any Affiliate of Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or any such Affiliate of Buyer; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

(c)     Consents. No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or any of its Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or of any of its Affiliates or Buyer’s or any of its Affiliates’ consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

4.3     Brokers. Buyer has no obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause the Seller or Company to become liable for payment of any fee or expense with respect thereto.

ARTICLE 5
CERTAIN COVENANTS

5.1     Certain Actions to Close Transactions. Subject to the terms of this Agreement, each Party will use its reasonable best efforts to fulfill, and to cause to be satisfied, the conditions in Article 6 (but with no obligation to waive any such condition) and to consummate and effect the transactions contemplated herein, including to cooperate with and assist each other in all reasonable respects in connection with the foregoing.

5.2     Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose (including that the Seller will, upon Buyer’s request, take all actions necessary to transfer the registration and control of all domain names to Buyer, including the transfer of all passwords and other means of access). The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.

5.3     Confidentiality and Publicity.

(a)     Confidentiality Agreement. Subject to the other terms of this Section 5.3, the Confidentiality and Non-Disclosure Agreement between Buyer and the Seller, dated June 18, 2019 (the “Confidentiality Agreement”), will remain in full force and effect pursuant to its terms, except that, after the Closing Date, Confidential Information (as defined in the Confidentiality Agreement), for purposes of the obligations of Buyer under the Confidentiality Agreement, will be deemed not to refer to any information then relating to the Business.

(b)     Confidentiality. At all times after Closing, Company and the Seller will, and Company and the Seller will cause each of their Affiliates to, keep confidential and not disclose and not use, any confidential, proprietary or other non-public information of the Business, except to the extent such information becomes available to Company, the Seller or such Affiliate after Closing as a result of disclosure not known by such recipient to have been improper.

(c)     Publicity. Except as stated in this Section 5.3(c), Company and the Seller will not, and Company and the Seller will cause each of their Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of Buyer. Buyer and the Seller will cooperate with each other in issuing, promptly after Closing, a joint press release (with mutually agreed upon text) that announces the Parties’ entry into this Agreement and the transactions contemplated herein generally.

(d)     Transaction Confidentiality Agreements. After the Closing Date, to the extent reasonably requested by Buyer, the Seller will use its reasonable best efforts to enforce the terms of each Transaction Confidentiality Agreement for Buyer’s benefit; provided that, within three Business Days after the Seller informs Buyer thereof, Buyer will reimburse the Seller for all reasonable costs (including reasonable attorneys’ fees and expenses) of the Seller or any of its Affiliates arising out of, relating to or resulting from such enforcement. “Transaction Confidentiality Agreement” means a confidentiality agreement that the Seller entered into after January 1, 2018 with any prospective purchaser (other than Buyer) of the Seller or the Business.

5.4     Employee Matters.

(a)     Liabilities. Each Party acknowledges and agrees that, notwithstanding any other term herein or transaction contemplated hereby, (1) Buyer will not assume and will not otherwise have transferred to it any Liability of the Seller or of the Seller’s Affiliates with respect to any employee or former employee of the Seller or any such Affiliate (or with regard to any dependent or family member, or former dependent or family member, of such an employee or former employee), including any Liability with respect to any compensation, workers’ compensation, sick leave, vacation, other time off or other Employee Plan or under or regarding COBRA, and (2) this Agreement does not create any right of employment in any individual. Without implying any limitation on the Seller’s Liabilities, the Seller will satisfy when due (A) all Liabilities described in the preceding clause (a)(1) of this Section 5.4, and (B) with respect to Liabilities under or regarding COBRA, all Liabilities to and with respect to each individual described in such clause (a)(1) who is an “M&A qualified beneficiary” with respect to the transactions contemplated herein (within the meaning of Treasury Regulation section 54.4980B-9, Q&A-4), specifically by maintaining a group health plan that will offer COBRA continuation coverage to such individuals for the maximum coverage period required under COBRA, in each case regardless of any Applicable Law that may impose or attempt to impose any such Liability on Buyer or any of its Affiliates.

(b)     Insurance. If Buyer requests, then the Seller will cooperate with Buyer, at Buyer’s expense, by taking any action reasonably requested by Buyer (whether before, at or after Closing) with respect to any health, dental, group life, short term disability, long term disability or workers compensation insurance coverage with respect to any employee or former employee of the Seller to assist Buyer in providing replacement employee benefit plan coverage or continuity for employees, with all expenses with any such action, including replacement benefit plan coverage to be paid by Buyer.

(c)     Hiring of Employees. The Seller acknowledges that, before Closing, the Seller permitted Buyer to conduct interviews with, offer post-Closing employment to, complete employment-related documents regarding and explain Buyer’s employment-related rules and benefits to, employees of the Seller. In connection with and after Closing, the Seller will permit and facilitate reasonable access to certain of the Seller’s employees related to the Business for Buyer to have the right to take any of the actions described in this Section 5.4 (including continuation of the foregoing actions). On and after the Closing Date, Company and the Seller will cooperate with Buyer with respect to each employee of the Seller that Buyer wishes to hire, including by promptly terminating such employee’s employment with the Seller (in connection with Closing or thereafter) and not rehiring such employee (directly or indirectly) or using the services of such employee in a manner similar to employment. Nothing in this Agreement, or in the Seller’s past or current practices, will be deemed to obligate Buyer to continue any employment, or dictate the terms or conditions of any employment, for any period. “Transferred Employee” means each employee of the Seller that Buyer hires on the Closing Date or within three Business Days after the Closing Date.

(d)     Sales Commissions. Without implying any limitation on the Seller’s Liabilities, the Seller will satisfy in full all Liabilities of the Seller relating to any employee hired by Buyer as part of this transaction regarding sales commissions and similar payments to each employee at any time on or before the Closing Date by the Seller (regardless of any Applicable Law that may impose or attempt to impose any such Liability on Buyer or any of its Affiliates). The Seller will determine and pay such amounts owed in a manner and at a time that causes each recipient and proposed recipient to be paid in full such that such recipients and proposed recipients are not disadvantaged (including that they are not paid less or later in time) as a direct or indirect result of the transactions contemplated in this Agreement (including that: such payments will be made in full, even if payments are made by the applicable third party after Closing and even though such recipients and proposed recipients may cease to be so employed or otherwise engaged at or after Closing; and it will be assumed (for purposes of this Section 5.4) that the purchase of the Accounts Receivable hereunder is payment by the applicable third party of all of the related obligations). The Seller will not, and will not make any effort to, directly or indirectly, by Proceeding or otherwise, collect or recover any overpayment of draws of sales commissions, or any other overpayment by the Seller to any Person who is a current or former employee, sales representative or similar Person of the Seller.

(e)     No Amendment of Benefits nor Third-Party Beneficiary. Without limiting Section 8.4 or the foregoing terms of this Section 5.4, (1) no Employee Plan or other employee benefit is or will be deemed to be amended by any term hereof and (2) no Person, including any employee (or dependent thereof) of the Seller, is a third-party beneficiary of any term of this Section 5.4.

5.5     Satisfaction of Unassumed Liabilities. After Closing, at the Seller’s expense, the Seller will satisfy all Liabilities of the Business (that are not Assumed Liabilities) in a manner that is not detrimental to any of the relationships of the Business (including with lessors, employees, Governmental Authorities, licensors, customers and suppliers).

5.6     Certain Tax and Unclaimed Property Matters.

(a)     General Requirements for the Seller. The Seller will file and pay when due or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to the Business or the Seller’s operation of the Business. Buyer will file and pay when due, or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to Buyer or Buyer’s operation of the Business.

(b)     Transfer Taxes. Notwithstanding Section 5.6(a), the Seller will file and pay when due or cause to be so filed and paid all Tax Returns regarding Transfer Taxes and all Transfer Taxes, regardless of the Person on whom such Transfer Taxes are imposed by Applicable Law. Each Party will cooperate in all reasonable respects in executing and delivering certificates that accurately set forth relevant facts to entitle any Party to exemptions from the payment of Transfer Taxes (if applicable).

(c)     Cooperation. Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax and unclaimed property matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Business, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements. Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority (whether or not requested), and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.

5.7     Covenant Not to Compete and Related Covenants.

(a)     General Restrictions. To further ensure that Buyer receives the expected benefits of acquiring the Business, each of the Seller and Company agrees that (subject to the other terms of this Section 5.7), throughout the period that begins at the Effective Time and ends on the fifth anniversary of the Closing Date (the “Non-Compete Period”), the Seller and Company will not, and the Seller and Company will cause each Affiliate of the Seller and Company not to, directly or indirectly:

(1)     own, operate, be a partner, stockholder, co-venturer or otherwise invest in, lend money to, consult with, manage or render services to, act as agent for, license any Intellectual Property to, or acquire or hold any interest in, any Person that develops, sells, markets, provides, distributes, supports or implements the MAPADOC intellectual property or any similar product anywhere in the world, except that nothing herein prohibits the Seller, Company or any Affiliate of the Seller or Company from owning or holding less than 1% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market;

(2)     (A) solicit any individual who is hired by Buyer as part of this transaction or is currently a director, officer or employee of Buyer or any of its Affiliates or (B) otherwise interfere with or disrupt any such employment relationship (contractual or other) of Buyer or any of its Affiliates; provided, however, that if the Seller or any of its Affiliates hires any individual identified in clause (A) above, then the Seller will pay Buyer three times such individual’s salary at such time.

(3)     (A) solicit, request, advise or induce any then-current or potential customer, supplier or other business contact of Buyer or any of its Affiliates to cancel, curtail or otherwise adversely change its business or relationship with Buyer or any of its Affiliates or (B) fail to refer all material customer inquiries relating to the Business to Buyer; or

(4)     criticize or disparage in any manner or by any means (whether written or oral, express or implied) Buyer or any of its Affiliates or any aspect of Buyer’s or any of its Affiliate’s management, policies, operations, products, services, practices or personnel.

(b)     Exceptions. Notwithstanding Section 5.7(a), nothing in this Section 5.7 prohibits or otherwise restricts the Seller or any Affiliate of the Seller from continuing to sell the MAPADOC intellectual property on behalf of Buyer pursuant to a written agreement with Buyer.

(c)     Certain Remedies. Each of the Seller and Company specifically acknowledges and agrees that (1) this Section 5.7 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Business, (2) Buyer has refused to enter into this Agreement in the absence of this Section 5.7 and (3) breach of this Section 5.7 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law. Therefore, in the event of a breach by the Seller or Company of this Section 5.7, (A) Buyer (in addition to all other remedies Buyer may have) will be entitled to seek an injunction and other equitable relief (without posting any bond or other security) restraining the Seller or Company (as applicable) from committing or continuing such breach and to enforce specifically this Agreement and its terms and (B) for the Seller or Company (as applicable), the duration of the Non-Compete Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

5.8     Items to Proper Party. After Closing, each Party will promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such other Party or to which such other Party is entitled.

5.9     Insurance and Insurance Proceeds. If after Closing, Buyer reasonably determines that any Assumed Liability or Loss that has occurred with respect to any Acquired Asset, Assumed Liability or the Business is covered by any insurance policy of the Seller (or any Affiliate of the Seller), then Buyer may give a notice to the Seller that states such determination and describes the foregoing in reasonable detail. If Buyer gives such a notice, then the following will apply:

(a)     The applicable Parties will cooperate in all reasonable respects to determine if the following conditions are satisfied: (A) such Liability or Loss is covered by any such insurance policy of the Seller (or any of its Affiliates), and (B) the Seller (or any of its Affiliates) has the right to obtain any insurance proceeds with respect thereto.

(b)     If all of the conditions in the preceding clause (a) are satisfied or there is a reasonable likelihood that all of such conditions are satisfied, then, at Buyer’s expense, the Seller will use commercially reasonable efforts to obtain such proceeds from the provider of such insurance.

(c)     To the extent the Seller (or any of its Affiliates) actually recovers any such insurance proceeds (which, for the avoidance of doubt, would be the amount in excess of any deductible, retention or self-insurance amount), then the Seller will pay (or cause such Affiliate to pay) to Buyer an amount equal to the difference (if positive) of (A) such amount of such recovered proceeds (but not to exceed the amount of such Liability or Loss), minus (B) the costs and expenses of the Seller (or any of its Affiliates) incurred in connection with the foregoing (to the extent not already reimbursed by Buyer), including with respect to any Tax.

5.10     Maintenance of Existence. Except in the case of a merger or sale of the Seller, the Seller will preserve and maintain its corporate existence in good standing under Applicable Law of the State of Delaware for a period of at least three years after the Closing Date.

5.11     Collection of Acquired Receivables. The Seller hereby grants to Buyer the right and authority to collect for Buyer’s own account all Accounts Receivable and other amounts that are included in the Acquired Assets and to endorse with the name of the Seller any checks, drafts or similar instruments received with respect to any of the foregoing.

5.12     Bulk Sales Laws. Without implying any limitation on any Party’s other obligations hereunder, including Section 5.2 and 7.1(g), each Party hereby waives compliance with each Applicable Law relating to bulk sales or bulk transfer applicable to any Acquired Asset or transaction contemplated hereby.

5.13     SEC and National Securities Exchange Requirements. Each Party will cooperate with each other in all reasonable respects to fulfill any applicable requirement of the SEC or any national securities exchange in connection with the transactions contemplated herein, including to perform in sufficient time to meet any applicable filing deadline that any of them or any of their Affiliates may have. Notwithstanding anything to the contrary, each Party permits each other Party to disclose any information regarding this Agreement or any of the transactions contemplated herein in connection with such other Party’s filing obligations with the SEC, including the filing of a copy of this Agreement, as determined to be necessary or appropriate by such disclosing Party’s counsel.

5.14     Computer Leases. The Seller or Company will pay, perform and satisfy when due all of the Seller’s and Company’s obligations under the computer leases listed on Schedule 5.14.

ARTICLE 6
CLOSING AND CLOSING DELIVERIES

6.1     Closing. Closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. Central Time on the date hereof (the “Closing Date”). Closing will be effective as of 11:59 p.m. Central Time on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document. To the extent the Parties agree, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

6.2     Closing Deliveries by the Seller and Company. At Closing, the Seller and Company will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)     a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 6.2(a), dated the Closing Date (the “Bill of Sale”), executed by the Seller;

(b)     the Escrow Agreement, dated the Closing Date and executed by the Seller and the Escrow Agent;

(c)     an officer’s certificate of a duly authorized officer of the Seller, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete certified copy of the Organizational Documents of the Seller, in each case as are then in full force and effect, and (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors and sole stockholder of the Seller authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Seller and the transactions contemplated herein and therein, in each case as are then in full force and effect (such certificate, the “Officer’s Certificate”);

(d)     each Consent, each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer;

(e)     a customary payoff letter from each holder of any Encumbrance on any Acquired Asset, each executed by all applicable parties and remaining in full force and effect on the Closing Date (each a “Payoff Letter”), which provide that upon the payment by Buyer of the amount stated in such Payoff Letter such Encumbrances are released and the filing by Buyer of UCC-3 termination statements with respect to financing statements filed against the Seller or any of the Acquired Assets are authorized;

(f)     UCC-3 termination statements with respect to financing statements filed against the Seller or any of the Acquired Assets;

(g)     a good standing certificate, dated within 30 Business Days before Closing, from the Secretary of State of the State of Delaware and each jurisdiction in which the Seller is qualified to do business as required by the Business, stating that the Seller is in good standing therein;

(h)     a tax clearance certificate from the State of New Jersey, Department of the Treasury, Division of Taxation, dated within 30 Business Days before Closing and stating that the Seller has no amount due or payable thereto;

(i)     the Seller will have in its files, at its headquarters offices, a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Seller with respect to whom such form is required under Applicable Law. For each employee of the Seller whose social security number (or purported social security number) appeared on any “no-match” notification from the Social Security Administration, such employee or the Seller will have resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number);

(j)     to the extent not already provided, a written Contract with the Seller, each in accordance with all Applicable Law, that assigns to the Seller all rights to all inventions, improvements, discoveries and information relating to the Seller from each former and current Employee and each Person (including any independent contractor) that has developed or is developing Intellectual Property for the Business;

(k)     all documents necessary to sell, convey, transfer and assign to Buyer each Permit required by the Business, dated the Closing Date, executed by the Seller and any required Governmental Authority;

(l)     the Transition Services Agreement, dated the Closing Date and executed by the Seller;

(m)     all other documents as Buyer may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(n)     all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Seller or Company at Closing.

6.3     Closing Deliveries by Buyer. At Closing, Buyer will deliver, or cause to be delivered, to the Seller (or as the Seller or this Agreement otherwise directs), the following:

(a)     payment of the Initial Closing Purchase Price, pursuant to Article 2;

(b)     the Bill of Sale, executed by Buyer;

(c)     the Escrow Agreement, dated the Closing Date and executed by Buyer and the Escrow Agent;

(d)     the Transition Services Agreement, dated the Closing Date and executed by Buyer;

(e)     all other documents as the Seller may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(f)     all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

ARTICLE 7
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

7.1     Indemnification by the Seller and Company. Subject to the other terms of this Article 7, the Seller and Company, jointly and severally, will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(a)     breach of any representation or warranty made by the Seller or Company herein or in any Ancillary Document of the Seller or Company;

(b)     breach of any covenant or agreement of the Seller or Company herein or in any Ancillary Document of the Seller or Company;

(c)     conduct of the Business or ownership, use, condition, possession or operation of any of the Acquired Assets before Closing (but excluding any Assumed Liability);

(d)     Liability of the Seller or Company that is not an Assumed Liability (including any Liability that becomes or purportedly becomes a Liability of Buyer or any of Buyer’s Other Indemnified Persons under any common law doctrine of de facto merger, under any successor liability, under any Applicable Law or under any similar doctrine, legal principle or requirement);

(e)     Excluded Asset;

(f)     failure of any Party, in connection with the transactions contemplated herein, to comply with any Applicable Law relating to bulk sales or bulk transfer or any Tax law, rule or regulation relating to the obligations of a seller or buyer of assets in bulk transfer; or

(g)     Proceeding arising out of, relating to or resulting from any of the foregoing.

7.2     Indemnification by Buyer. Subject to the other terms of this Article 7, Buyer will indemnify, defend and hold harmless the Seller and Company and each of the Seller’s and Company’s Other Indemnified Persons from and against all Losses arising out of, relating to or resulting from, directly or indirectly, any:

(a)     breach of any representation or warranty made by Buyer herein or in any Ancillary Document of Buyer;

(b)     breach of any covenant or agreement of Buyer herein or in any Ancillary Document of Buyer;

(c)     conduct of the Business by Buyer for any periods after the Closing Date; or

(d)     Proceeding arising out of, relating to or resulting from any of the foregoing.

7.3     Certain Limitations and Other Matters Regarding Claims.

(a)     Threshold on the Seller’s and Company’s Obligations. Neither the Seller nor Company will have any obligation under Section 7.1(a) (or 7.1 (g) to the extent incident to 7.1(a)), unless and until the aggregate amount of Losses for which the Seller or Company is obligated thereunder exceeds $50,000.00 (the “Threshold”); provided, however, that if such aggregate amount of Losses exceeds the Threshold, then the Seller and Company will be obligated for all of such Losses (including those equal to or less than the Threshold), subject to the other terms of this Article 7.

(b)     Cap on the Seller’s and Company’s Obligations. The Seller’s and Company’s obligations under Section 7.1(a) (or 7.1(g) to the extent incident to 7.1(a)), in the aggregate, will not exceed an amount equal to $1,150,000.00 (the “Cap”), subject to the other terms of this Article 7.

(c)     Threshold on Buyer’s Obligations. Buyer will not have any obligation under Section 7.2(a) (or 7.2(c) to the extent incident to 7.2(a)), unless and until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Threshold; provided, however, that if such aggregate amount of Losses exceeds the Threshold, then Buyer will be obligated for all of such Losses (including those equal to or less than the Threshold), subject to the other terms of this Article 7.

(d)     Cap on Buyer’s Obligations. Buyer’s obligations under Section 7.2(a) (or 7.2(c) to the extent incident to 7.2(a)), in the aggregate, will not exceed an amount equal to the Cap, subject to the other terms of this Article 7.

(e)     Certain Treatment of Special Representations. Notwithstanding the foregoing terms of this Section 7.3, Section 7.3(a), 7.3(b), 7.3(c) or 7.3(d) will not limit any Liability with respect to any Special Representation. “Special Representation” means any representation or warranty (A) in Section 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.3 (Authority and Authorization; Conflicts; Consents), 3.5 (Taxes), the second sentence of 3.9 (Certain Assets), 3.13 (Intellectual Property), 3.26 (Computer Systems), 4.1 (Organization and Good Standing) or 4.2 (Authority and Authorization; Conflicts; Consents) or (B) that is fraudulently made.

(f)     Knowledge Not Limiting. No right or obligation under this Article 7 will be waived or otherwise affected by any knowledge (of any form or type) of Buyer or by any investigation, due diligence or verification by or on behalf of Buyer at or before Closing. All representations, warranties, covenants and agreements herein will be deemed material and relied upon by each Party, and none will be waived by any failure to pursue any action or consummation of the transactions contemplated herein, except to the extent stated herein.

(g)     Nature of the Seller’s and Company’s Obligations. The representations, warranties, covenants and agreements, and all associated rights to indemnification of the Seller and Company in this Agreement are joint and several obligations.

7.4     Certain Survival Periods.

(a)     Survival of Representations and Warranties. Subject to Section 7.4(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the date that is 12 months after the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that each Special Representation will survive until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(b)     Survival of Representations and Warranties Until Final Determination. Notwithstanding Section 7.4(a), for each claim for indemnification hereunder regarding a representation or warranty that is made before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.

(c)     Survival of Covenants and Agreements. Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter for a period of five years, subject to any applicable limitation stated herein.

7.5     Notice of Claims and Procedures.

(a)     Notice of Claims. A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a

“Third-Party Claim” and such notice of such Third-Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third-Party Claim, in each case specifying the amount and nature of such claim (to the extent known). Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third-Party Claim. The failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent that the Indemnifying Party demonstrates that it was prejudiced thereby.

(b)     Access and Cooperation. Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third-Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third-Party Claim, subject to reasonable confidentiality precautions.

(c)     Defense and Participation Regarding Third-Party Claims. This Section 7.5(c) relates only to Third-Party Claims.

(1)     Election to Conduct Defense. Promptly after receiving an Initial Claim Notice under Section 7.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third-Party Claim, at the expense of the Indemnifying Party, except if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third-Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third-Party Claim, (B) it is reasonably likely that such Third-Party Claim will adversely affect the Claiming Party (or any of its Other Indemnified Persons), other than as a result of money damages, or (C) the Indemnifying Party fails to provide the Claiming Party with evidence reasonably satisfactory to the Claiming Party that the Indemnifying Party has the financial resources to actively and diligently conduct the Defense of such Third-Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder with respect thereto. To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 10 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived). If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense.

(2)     Conduct of Defense, Participation and Settlement. If the Indemnifying Party conducts the Defense of such Third-Party Claim, then (A) the Claiming Party may participate, at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably concludes that counsel to the Indemnifying Party has a conflict of interest), in such Defense (including any Proceeding regarding such Third-Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third-Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld), (D) there will be no compromise or settlement of such Third-Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld) and (E) the Indemnifying

Party’s election to conduct the Defense of such Third-Party Claim will conclusively establish the Indemnifying Party’s obligation to indemnify the Claiming Party with respect to such Third-Party Claim hereunder.

(3)     Indemnifying Party Does Not Conduct Defense. If the Indemnifying Party does not have the option to conduct the Defense of such Third-Party Claim or does not validly elect such option or does not preserve such option (including by failing to commence such Defense within 10 days following receipt of such Initial Claim Notice or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights), then the Claiming Party may conduct the Defense of such Third-Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this Article 7), and the Claiming Party will have the right to compromise or settle such Third-Party Claim without the consent of the Indemnifying Party.

7.6     Escrow. To secure the indemnification obligations of the Seller and Company under this Agreement, the Escrow Amount will be deposited into an escrow account (the “Escrow Account”) pursuant to Section 2.2(a) and the terms of an Escrow Agreement in the form attached hereto in Exhibit 7.6 (the “Escrow Agreement”). Disbursements from the Escrow Account will occur pursuant to the terms of this Agreement and the Escrow Agreement. The Escrow Account will not be the sole source of funds for such obligations and neither Buyer nor any of Buyer’s Other Indemnified Persons are required to seek payment from the Escrow Account before seeking payment from the Seller or Company.

7.7     Right of Set Off. Each of Buyer and Buyer’s Other Indemnified Persons (each, a “Setting Off Party”) will have the right to set off and retain any amount to which such Setting Off Party may be entitled from any other Party (the “Owing Party”), including under this Agreement or any other Contract, against any amount otherwise payable by such Setting Off Party to such Owing Party. In addition, if a Setting Off Party has delivered notice of any claim or claims for indemnification under this Agreement and final resolution (whether by consent, order, judgment, decree, settlement, arbitration award or otherwise) and payment in full of such claims has not occurred as of the due date of any payment under Section 2.3, then such Setting Off Party shall have the right (but not the obligation) to withhold out of such payment under Section 2.3 an amount equal to such Setting Off Party’s good faith estimate of the amount of Losses anticipated to be incurred with respect to such claims. After the final resolution and payment in full of all such claims, Buyer will pay any remaining amounts owed to the Seller under Section 2.3 (after setting off any amounts owed by the Seller or Company as contemplated by this Section 7.7). The exercise of or failure to exercise such right of set off will not constitute an election of remedies or limit in any manner the enforcement of any other remedy that may be available to a Party. Nothing in this Section 7.7 shall limit Buyer’s or any of Buyer’s Other Indemnified Person’s right to proceed directly against the Seller or Company for the collection of any Losses even before exercising their rights in this Section 7.7.

ARTICLE 8
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

8.1     Notices. All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(1) if to the Seller or Company, to: SWK Technologies, Inc. 120 Eagle Rock Avenue Suite 330 East Hanover, New Jersey 07936 Attention: Chief Executive Officer	with a copy to: Lucosky Brookman LLP 101 Wood Avenue South 5th Floor Iselin, New Jersey 08830 Attention: Joseph M. Lucosky
(2) if to Buyer, to: SPS Commerce, Inc. 333 South Seventh Street Suite 1000 Minneapolis, Minnesota 55402 Attention: Chief Executive Officer	with a copy to: Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attention: Ryan R. Miske

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service. A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

8.2     Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein.

8.3     Interpretation; Construction. In this Agreement:

(a)     the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b)     the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c)     terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d)     unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)     unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f)     the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g)     “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h)     unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i)     unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j)     all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k)     when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l)     with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and

(m)     the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

8.4     Parties in Interest; No Third-Party Beneficiaries. There is no third-party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any employee), except each Party and their respective permitted successors and assigns.

8.5     Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.

8.6     Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT and to the respective court to which an appeal of the decisions of any such court may be taken, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. Each Party hereby expressly waives any right it may have to a jury trial in any SUCH proceeding.

8.7     Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules and the Ancillary Documents, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any

Party regarding such subject matter. No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party (except as contemplated in Section 8.9). Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver. No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

8.8     Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following: (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section 8.8 is void.

8.9     Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced (including any term in Section 5.7), then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

8.10     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.11     Disclosure Schedules. Nothing in any Schedule will be adequate to disclose an exception to a representation or warranty in this Agreement, unless such Schedule identifies the specific representation or warranty to which it applies. Additionally, the mere listing (or inclusion of a copy) of an item is not adequate to disclose an exception or other response to a representation or warranty in this Agreement, except to the extent such representation or warranty only pertains to the existence of such item itself. Disclosure of any matter in and Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in any Schedule does not constitute a determination by the party delivering such disclosure that such matter is material.

ARTICLE 9
CERTAIN DEFINITIONS

“Accounts Receivable” is defined in Section 1.1(a)(3).

“Acquired Assets” is defined in Section 1.1(a).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Ancillary Document” means the Escrow Agreement, the Transition Services Agreement, the Bill of Sale and the Officer’s Certificate.

“Annual Financial Statements” is defined in Section 3.4(a)(1).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Arbitrator” is defined in Section 2.3(c).

“Assumed Contract” is defined in Section 1.1(a)(4).

“Assumed Liability” is defined in Section 1.1(c).

“Bill of Sale” is defined in Section 6.2(a).

“Business” is defined in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Delaware are generally authorized or required by Applicable Law to be closed.

“Buyer” is defined in the first paragraph of this Agreement.

“Cap” is defined in Section 7.3(b).

“Claiming Party” is defined in Section 7.5(a).

“Closing” is defined in Section 6.1.

“Closing Date” is defined in Section 6.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the first paragraph of this Agreement.

“Computer System” is defined in Section 3.26(a).

“Confidentiality Agreement” is defined in Section 5.3(a).

“Consent” is defined in Section 3.3(c).

“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld).

“Effective Time” is defined in Section 6.1.

“Employee Plan” means any “employee benefit plan” (as such term is defined in section 3(3) of ERISA) and any other pension, profit sharing, retirement, employee stock ownership, stock purchase, stock option or other equity-based program, bonus, incentive compensation, executive compensation or deferred compensation plan; any life, health, dental, accident or disability plan; any workers’ compensation or other insurance plan; any severance or separation plan; vacation, paid time off, sick leave or other paid time off programs; any fringe benefit and any other employee benefit plan, practice, policy or arrangement of any kind, in the case of each of the foregoing, whether written or oral, maintained or contributed to by the Seller or any of its ERISA Affiliates on or before the Closing Date for the benefit of (or under which Company or any of its ERISA Affiliates has any obligation, whether absolute or contingent, to, including any obligation to pay or fund such benefits) any current or former officers, directors, governors, managers, stockholders, members or employees or similar individuals (including any beneficiary or dependent of such individual) of the Seller or any of its ERISA Affiliates.

“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that at any time before Closing is under common control with the Seller pursuant to section 414(b) and (c) of the Code or Section 4001(a) of ERISA.

“Escrow Account” is defined in Section 7.6.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” is defined in Section 7.6.

“Escrow Amount” is defined in Section 2.2(a).

“Excluded Assets” is defined in Section 1.1(b).

“Excluded Liability” is defined in Section 1.1(d).

“Final Net Working Capital” is defined in Section 2.3(a).

“Financial Statements” is defined in Section 3.4(a)(2).

“Foreign Official” is defined in Section 3.25.

“GAAP” means generally accepted United States accounting principles.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indebtedness” means any obligation or other Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the Seller): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including a letter of credit) (c) surety bond; (d) swap or hedging Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (i) interest, fee or other expense regarding any of the foregoing.

“Indemnifying Party” is defined in Section 7.5(a).

“Initial Claim Notice” is defined in Section 7.5(a).

“Initial Closing Purchase Price” is defined in Section 2.1.

“Insurance Policy” is defined in Section 3.14.

“Intellectual Property” means, in any jurisdiction in the world, any: (a) invention (whether patentable or unpatentable and whether or not reduced to practice) or improvement thereto, patent, patent application or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision. extension or reexamination thereof; (b) trademark, service mark, trade dress, logo, slogan, trade name, entity name, internet domain name or right in any telephone number, together with any translation, adaptation, derivation or combination thereof (and including any goodwill associated therewith); (c) copyrightable work or copyright; (d) mask work; (e) trade secret or confidential business information (including any idea, research or development, know-how, formula, composition, manufacturing or production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing or cost information or business or marketing plan or proposal); (f) computer software (including source code, executable code, data, database or related documentation); (g) advertising or promotional material; (h) other proprietary right or other intangible asset; (i) copy or tangible embodiment of any of the foregoing (in whatever form or medium); or (j) application, registration or renewal regarding any of the foregoing.

“Interim Financial Statements” is defined in Section 3.4(a)(2).

“IRS” means the United States’ Internal Revenue Service.

“Knowledge” means, (a) with respect to an individual, the actual knowledge of such individual and what such individual should have known after a reasonable investigation; and (b) with respect to a Person other than an individual, the actual knowledge of any individual who is serving as a director or officer (or similar executive) of such Person and what any such individual should have known after a reasonable investigation.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.

“Major Contract” is defined in Section 3.8(a).

“Malicious Instructions” is defined in Section 3.26(b).

“Material Adverse Effect” means, with respect to any business or Person (as applicable), any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on such business or on the business, operations, condition (financial or otherwise), properties, Liabilities, results of operations or prospects of such Person and its Subsidiaries, or any of them taken individually (other than (1) changes in economic conditions generally in the United States or (2) conditions generally affecting any of the industries in which such business or such Person participates; provided that with respect to clauses (1) and (2), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries)) or (b) materially and adversely affects the ability of the Seller or Company to consummate the transactions contemplated herein.

“Net Working Capital” is defined in Section 2.3(h).

“Non-Compete Period” is defined in Section 5.7(a).

“Notice of Disagreement” is defined in Section 2.3(b).

“Officer’s Certificate” is defined in Section 6.2(c).

“Order” means any order, writ, injunction, decree, judgment, award or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of normal day-to-day operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person; or (e) any amendment to any of the foregoing.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, and permitted successors and assigns.

“Party” means Buyer, the Seller and Company.

“Payoff Letter” is defined in Section 6.2(e).

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Proceeding” means any action, arbitration, audit, examination, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Information Technology System” is defined in Section 3.26(a).

“Prorated Item” is defined in Section 2.3(i).

“Purchase Price” is defined in Section 2.1.

“Records” means books, records, manuals or other materials or similar information (including customer records, personnel or payroll records, accounting or Tax records, purchase or sale records, price lists, correspondence, quality control records or research or development files).

“Restricted Person” is defined in Section 3.18.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” is defined in the first paragraph of this Agreement.

“Special Representation” is defined in Section 7.3(e).

“Statement” is defined in Section 2.3(a).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Target Net Working Capital” is defined in Section 2.3(g).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” is defined in Section 7.5(a).

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing, that such matter is being or will be, or that circumstances exist that would lead a reasonably prudent Person to conclude that such matter could be asserted, commenced, taken or otherwise pursued, including if conditioned upon certain events occurring or not occurring.

“Threshold” is defined in Section 7.3(a).

“Transaction Confidentiality Agreement” is defined in Section 5.3(d).

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Transferred Employee” is defined in Section 5.4(c).

“Transition Services Agreement” means the Transition Services Agreement entered into by and between the Parties as of the date hereof.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

*     *     *     *     *

IN WITNESS WHEREOF, each Party has executed this Asset Purchase Agreement effective as of the date first written above.

SELLER: SWK TECHNOLOGIES, INC. By: Name: Mark Meller Title: Chief Executive Officer	BUYER: SPS COMMERCE, INC. By: Name: Archie C. Black Title: President and Chief Executive Officer
COMPANY: SILVERSUN TECHNOLOGIES, INC. By: Name: Mark Meller Title: Chief Executive Officer

Asset Purchase Agreement